EXHIBIT 15.1


September 12, 1994


Arizona Public Service Company
Post Office Box 53999
Phoenix, Arizona  85072-3999

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Arizona Public Service Company for the periods ended March 31 and June 30, 1994 and 1993, as indicated in our reports dated May 13, and August 11, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Phoenix, Arizona